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                     SECURED NON-RECOURSE PROMISSORY NOTE


$1,000,000                                                  May 20, 1997


         FOR VALUE RECEIVED, John M. Sergey ("Maker" or "Sergey") hereby promises to pay to the order of Strategic Distribution, Inc., a Delaware corporation ("the Company"), at 165 Mason Street, Greenwich, Connecticut, or such address as the Company or the holder of this Note shall have given to the Maker, the principal sum of One Million Dollars ($1,000,000) on the fifth anniversary of the date hereof, with interest (computed on a 360-day year of twelve 30-day months) from the date hereof on the unpaid balance thereof at the rate of 7.00% per annum, until the principal hereof shall have been paid. Interest shall accrue from the date hereof and shall be payable on the fifth anniversary of the date hereof.

         Any payments of principal and/or interest shall be made in such currency of the United States at the time of payment shall be legal tender for the payment of public and private debts.

         This Note evidences a non-recourse loan made by the Company under the Amended Loan and Pledge Agreement, dated as of May 5, 1997, between the Company and Sergey (the "Agreement") which provides, among other things, for the securing of the Note by a pledge of the Shares, as defined in the Agreement, for the mandatory prepayment of this Note under certain circumstances and for the acceleration of the maturity of this Note following an Event of Default, all on the terms set forth in the Agreement.

         This Note may be prepaid in whole or in part at any time and from time to time without penalty or premium. Any voluntary or mandatory prepayment of this Note shall be applied pro rata to accrued interest and principal on this Note.

         Upon the occurrence of an Event of Default (as defined in the Agreement), this Note shall become due and payable as set forth in the Agreement. The Company's recovery upon an Event of Default shall be limited to the Shares, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Note shall be obtained or enforced against the Maker or any other property or asset of the Maker. If there is a foreclosure of the Company's lien on the Shares, by power of sale or otherwise, no judgment for any deficiency shall

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be brought or obtained by the Company against the Maker or any other property or asset of the Maker.

         The Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

         This Note shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in such State and shall be binding upon the heirs or legal representatives of the Maker and shall inure to the benefit of the successors and assigns of the Company.





                             /s/ JOHN M. SERGEY
                             -------------------------
                             John M. Sergey











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